FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., Chairman, President and CEO
PHONE:          215-256-8851 ext. 2300

Parent Company of Harleysville National Bank

HARLEYSVILLE NATIONAL CORPORATION DIVIDEND UP 18.4%
Special Cash Dividend Also Declared

HARLEYSVILLE, PA (November 15, 2004) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend of $.18 per share on 26,195,707 shares of outstanding common stock. The dividend, which represents an 18.4% increase over the regular dividend paid in the same period last year, is payable December 15, 2004, to shareholders of record on November 26, 2004. In addition to the regular dividend, the Board of Directors also approved a special cash dividend of $.04 per share to shareholders of record on November 26, 2004, payable December 15, 2004.

"We are pleased that our strong financial performance has, once again, enabled us to reward our loyal shareholders," said Walter E. Daller, Jr., Chairman, President and CEO. "Total cash dividends paid during 2004 were $.715 per share, a 14.8% increase from the $.623 per share paid last year. All dividend numbers have been adjusted to reflect the 5% common stock dividend we paid in September 2004," he added.

Harleysville National Corporation, with assets of $2.98 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management and Private Banking, a division of HNB, with assets under management exceeding $1.4 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management and Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.